Exhibit 97

COUPANG, INC.

COMPENSATION RECOUPMENT (CLAWBACK) POLICY

(As adopted on September 21, 2023)

Recoupment of Incentive-Based Compensation

It is the policy of Coupang, Inc. (the “Company”) that, in the event the Company is required to prepare an accounting restatement of the Company’s financial statements due to material non-compliance with any financial reporting requirement under the federal securities laws (including any such correction that is material to the previously issued financial statements, or that would result in a material misstatement if the error were corrected in the current period or left uncorrected in the current period), the Company will recover on a reasonably prompt basis the amount of any Incentive-Based Compensation Received by a Covered Executive during the Recovery Period that exceeds the amount that otherwise would have been Received had it been determined based on the restated financial statements.

Policy Administration and Definitions

This Compensation Recoupment (Clawback) Policy (this “Policy”) is administered by the Compensation Committee (the “Committee”) of the Company’s Board of Directors and is intended to comply with, and as applicable to be administered and interpreted consistent with, and subject to the exceptions set forth in, Listing Standard 303A.14 adopted by the New York Stock Exchange to implement Rule 10D-1 under the Securities Exchange Act of 1934, as amended (collectively, “Rule 10D-1”).

For purposes of this Policy:

“Incentive-Based Compensation” means any compensation granted, earned, or vested based in whole or in part on the Company’s attainment of a financial reporting measure that was Received by a person (i) on or after October 2, 2023 and after the person began service as a Covered Executive, and (ii) who served as a Covered Executive at any time during the performance period for the Incentive-Based Compensation. A financial reporting measure is (i) any measure that is determined and presented in accordance with the accounting principles used in preparing the Company’s financial statements and any measure derived wholly or in part from such a measure, and (ii) any measure based in whole or in part on the Company’s stock price or total shareholder return.

Incentive-Based Compensation is deemed to be “Received” in the fiscal period during which the relevant financial reporting measure is attained, regardless of when the compensation is actually paid or awarded.

“Covered Executive” means any “executive officer” of the Company as defined under Rule 10D-1.

Exhibit 97
“Recovery Period” means the three completed fiscal years immediately preceding the date that the Company is required to prepare the accounting restatement described in this Policy, all as determined pursuant to Rule 10D-1, and any transition period of less than nine months that is within or immediately following such three fiscal years.

If the Committee determines the amount of Incentive-Based Compensation Received by a Covered Executive during a Recovery Period exceeds the amount that would have been Received if determined or calculated based on the Company’s restated financial results, such excess amount of Incentive-Based Compensation shall be subject to recoupment by the Company pursuant to this Policy. For Incentive-Based Compensation based on stock price or total shareholder return, where the amount of erroneously awarded compensation is not subject to mathematical recalculation directly from the information in an accounting restatement, the Committee will determine the amount based on a reasonable estimate of the effect of the accounting restatement on the relevant stock price or total shareholder return. In all cases, the calculation of the excess amount of Incentive-Based Compensation to be recovered will be determined without regard to any taxes paid with respect to such compensation. The Company will maintain documentation of all determinations and actions taken in complying with this Policy. Any determinations made by the Committee under this Policy shall be final and binding on all affected individuals.

The Company may effect any recovery pursuant to this Policy by requiring payment of such amount(s) to the Company, by set-off, by reducing future compensation, or by such other means or combination of means as the Committee determines to be appropriate. The Company need not recover the excess amount of Incentive-Based Compensation if and to the extent that the Committee determines that such recovery is impracticable, subject to and in accordance with any applicable exceptions under the New York Stock Exchange listing rules, and not required under Rule 10D-1, including if the Committee determines that the direct expense paid to a third party to assist in enforcing this Policy would exceed the amount to be recovered after making a reasonable attempt to recover such amounts. The Company is authorized to take appropriate steps to implement this Policy with respect to Incentive-Based Compensation arrangements with Covered Executives.

Any right of recoupment or recovery pursuant to this Policy is in addition to, and not in lieu of, any other remedies or rights of recoupment that may be available to the Company pursuant to the terms of any other policy, any employment agreement or plan or award terms, and any other legal remedies available to the Company; provided that the Company shall not recoup amounts pursuant to such other policy, terms or remedies to the extent it is recovered pursuant to this Policy. The Company shall not indemnify any Covered Executive against the loss of any Incentive-Based Compensation pursuant to this Policy.

Acknowledgment

As a condition precedent to the payment of any Incentive-Based Compensation to a Covered Executive, such Covered Executive shall execute a written acknowledgement of this Policy, in the form attached hereto as Exhibit A.

Exhibit 97
Exhibit A

Acknowledgment and Agreement

This Acknowledgment and Agreement (the “Acknowledgment”) is delivered by the individual named below as of the date set forth below.

The undersigned is an “Covered Executive” of Coupang, Inc. (the “Company”), as defined in the Compensation Recoupment (Clawback) Policy adopted by the Board of Directors of the Company on September 21, 2023 (the “Clawback Policy”). The Clawback Policy is attached as Annex 1 hereto is in substantially the form as adopted.
Pursuant to the Clawback Policy, it is the policy of the Company to recover on a reasonably prompt basis the amount of any Incentive-Based Compensation Received by a Covered Executive, as more fully described in the Clawback Policy.

In consideration of the undersigned’s receipt of any Incentive-Based Compensation that is Received on or after October 2, 2023, the undersigned hereby acknowledges and agrees as follows:

1.The undersigned has read and understands the Clawback Policy;

2.The undersigned understands and agrees that the Clawback Policy applies to all Incentive-Based Compensation as defined in the Clawback Policy; and

3.The undersigned understands that the Clawback Policy shall not in any way limit or affect the Company’s right to pursue disciplinary action or dismissal, take legal action or pursue any other available remedies available to the Company, irrespective of whether the Company was entitled to seek or obtain reimbursement under the Clawback Policy.

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